Exhibit 5.1

June 21, 2006

Zebra Technologies Corporation

333 Corporate Woods Parkway

Vernon Hills, Illinois 60061

Re: Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel for Zebra Technologies Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 5,500,000 shares (the “Shares”) of the Company’s Class A Common Stock, $.01 par value per share (the “Common Stock”). The Shares may be issued pursuant to the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinion hereinafter expressed. In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

Based upon and subject to the foregoing, we are of the opinion that, when certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock or registered and issued electronically through The Depository Trust Company, and when such Shares are issued and delivered by the Company (and, to the extent applicable, paid for) in accordance with the terms of the Plan, up to 5,500,000 Shares issuable under the Plan and covered by the Registration Statement will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion herein concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. In connection therewith, we hereby consent to the use of this opinion for filing as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.

Very truly yours,

/s/ Katten Muchin Rosenman LLP
KATTEN MUCHIN ROSENMAN LLP